EXHIBIT 10.8

MASTER JOINT-VENTURE AGREEMENT

Between

INSTADOSE PHARMA CORP.

(Canada)

\- And -

BLACKBUSH LTD.

(Cameroon)

November 15, 2021

Instadose Pharma

TABLE OF CONTENTS

Schedules

THIS MASTER JOINT-VENTURE AGREEMENT is made as of November 15, 2021 by and between:

> **INSTADOSE PHARMA CORP.** ("**Instadose Pharma**" or "**Instadose**"), a company incorporated under laws of British Columbia, Canada with headquarters located at 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6.
>
> \- And -
>
> **BLACKBUSH LTD.** (the "**Local Partner**"), a company incorporated under the laws of Cameroon with headquarters located at Avenue Paul Soppo Priso 1528, P.O. Box 2513 Douala, Cameroon.

I. INTRODUCTION

(A) Instadose Pharma is a Canadian company possessing the Knowledge and Expertise required to grow, cultivate, collect, transport, process, produce, sell, import, export, and distribute Medicinal Plants, Medicinal Plant Derivatives, and Cananbinoid Oil.

(B) Instadose Pharma is utilizing its Knowledge and Expertise to create a large scale commercial growing, extraction, and global distribution platform capable of providing the world's largest pharmaceutical and food & beverage companies with sustainable, consistent, diverse, and low cost supplies of high quality Medicinal Plant Derivatives and Cannabinoid Oil (the "**Global Platform**") for use in bulk as an active pharmaceutical ingredient (an "**API**).

(C) Instadose Pharma is utilizing a joint venture business model to build the Global Platform. First, Instadose Pharma strategically selects a country (the "**Participating Country**") in which it desires to grow and cultivate Medicinal Plants ("**Medicinal Plant Cultivation**") or produce, sell, and distribute Cannabinoid Oil ("**Cannabinoid Oil Production**"). Thereafter, Instadose Pharma will create a company owned in part by one or more Instadose Pharma Parties in the Participating Country to serve the Global Platform as a Medicinal Plant Cultivation Partner or Cananbinoid Oil Production Partner (each, a "**Global Platform Partner**" and together, "**Global Platform Partners**"). Within the Global Platform, Medicinal Plant Cultivation Partners will be responsible for growing, cultivating, and processing (as applicable) Medicinal Plants into Medicinal Plant Derivatives. Once processed, the Medicinal Plant Derivatives are then transported to one or more Cannabinoid Oil Production Facilities owned and operated by Cannabinoid Oil Production Partners. Once received by the Cananbinoid Oil Production Facility, the Medicinal Plant Derivatives

will be sold, or first processed into Cannabinoid Oil by the Cannabinoid Oil Production Partner and sold, to Purchasers by Instadose Pharma.

(D) Following creation of the Global Platform Partner, Instadose Pharma will contract with one or more strategically selected joint venture partners (the "**Joint Venture Partner**") in the Participating Country first to assist the Global Platform Partner in obtaining and holding those licenses, permits, and authorizations required in the Participating Country for Medicinal Plant Cultivation or Cannabinoid Oil Production (the "**Licenses**"). Upon receiving the Licenses, Instadose Pharma and the Joint Venture Partner will work together to operate the day-to-day business of the Global Platform Partner (Medicinal Plant Cultivation or Cananbinoid Oil Production or both) with the goal of making the Global Platform Partner self-operatable on or before the two (2) year anniversary of the Global Platform Partner receiving the Licenses. In addition thereto, Instadose Pharma will be predominantly tasked with sourcing and co-ordinating the large scale supply of Medicinal Plant Derivatives between Global Platform Partners as well as the marketing, export, and sale of Medicinal Plant Derivatives and Cannabinoid Oil to Purchasers for use in bulk as an API. The revenues received by Instadose Pharma from the sale of Medicinal Plant Derivatives and Cananbinoid Oil are then shared by and between Instadose Pharma and the applicable Global Platform Partners.

(E) Instadose Pharma and the Local Partner have agreed to a plan of joint venture (the "**Joint Venture**") that would see the parties work together in Cameroon to, among other things, (i) incorporate a Cameroon subsidiary of Instadose Pharma ("**IDP Cameroon**"), (ii) secure agricultural Land in the name of IDP Cameroon for growing, cultivating, and processing Medicinal Plants and/or Medicinal Plant Derivatives (the "**IDP Cameroon Lands**"), and (iii) obtain in the name of IDP Cameroon, a license in Cameroon for, among other things, the growing, cultivation, purchasing, processing, warehousing, distribution, importing, exporting, and production of Medicinal Plant Derivatives for human use (the "**IDP Cameroon License**"). In executing the Joint Venture, IDP Cameroon would serve the Global Platform as a Medicinal Plant Cultivation Partner (the "**Joint Venture**").

(F) Instadose Pharma and the Local Partner wish to enter into this Agreement for the purposes of setting forth their mutual understanding with respect to the Joint Venture.

NOW, THEREFORE, for due consideration, the receipt of which is hereby acknowledged, each of the Parties agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement and its Schedules, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a) "**Agreement**" means this Master Joint-Venture Agreement between Instadose Pharma and the Local Partner including the Schedules hereto as amended, extended, replaced and varied from time to time.

(b) "**Annual Gross Revenue Forecast**" means the annual conservative forecast (the form of which is attached to this Agreement as **Schedule "A"**) prepared by the Parties in advance of each Joint Venture Year setting forth expected Gross Revenue from the Joint Venture for that Joint Venture Year.

(c) "**Annual Production Forecast**" means the annual conservative forecast (the form of which is attached to this Agreement as **Schedule "B"**) prepared in advance of each Joint Venture Year setting forth the expected quantities of Joint Venture Outputs measured in kilograms to be produced by the Joint Venture for that Joint Venture Year.

(d) "**Best Industry Practice**" means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from time to time from a skilled and experienced contractor or professional engaged in the same type of undertaking and under the same or similar circumstances and conditions as those envisaged by this Agreement; seeking in good faith to comply with its contractual obligations and all applicable Regulatory Provisions, and upholding the integrity of country of Cameroon.

(e) "**Business Day**" means a normal business day, excluding weekends and statutory holidays.

(f) "**Cannabinoid Oil**" means crude oil, purified oil, and/or distilled oil extracted from Medicinal Plants (such as, but not limited to, CBD (exclusive of cannabis or hash oil) which may be used as an input in the manufacture of pharmaceutical products.

(g) "**Cannabinoid Oil Production Facilities**" means those EU-GMP certified extraction, processing, packaging, and storage facilities operated by Cananbinoid Oil Production Partners.

(h) "**Cannabinoid Oil Production Partners**" mean those joint venture partners of Instadose Pharma responsible for selling Joint Venture Outputs and producing Cannabinoid Oil for sale to Purchasers.

(i) "**CBD**" means cannabidiol and "**CBD Oil**" means cannabidiol oil.

(j) "**Change in Control**" means any change whatsoever in Control, whether effected directly or indirectly.

(k) "**Commencement Date**" means the date the Parties commence the commercial planting of Medicinal Plants on the Joint Venture Lands.

(l) "**Confidential information**" means any information or know-how in whatever form relating to the business affairs, trade secrets, products, operating techniques, or marketing techniques, methods or processes, suppliers, customers or finances of either of the Parties.

(m) "**Constitution**" means the Constitution of Cameroon.

(n) "**Control**" means in relation to any entity, the ability directly or indirectly to direct or cause the direction of the votes attaching to the majority of its issued shares or interests carrying voting rights, or to appoint or remove or cause the appointment or removal of any directors (or equivalent officials) or those of its directors (or equivalent officials) holding the majority of the voting rights on its board of directors (or equivalent body).

(o) "**Corrupt Act**" means offering, giving or agreeing to give to any Responsible Authority in Cameroon or to any person employed by or on behalf of said Responsible Authority any gift or consideration of any kind as an inducement or reward: (i) for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of any contract with said Responsible Authority; (ii) for showing or not showing favour or disfavour to any person in relation to any contract with the Responsible Authority; or (iii) committing any offence: (a) under any law from time to time dealing with bribery, corruption or extortion; (b) under any law creating offences in respect of fraudulent acts; or (c) at common law, in respect of fraudulent acts in relation to any contract with the Responsible Authority or any other public body; or (d) defrauding or attempting to defraud or conspiring to defraud any Responsible Authority or any other public body.

(p) "**Effective Date**" means the date of signature of this Agreement by the last signing Party.

(q) "**Emergency**" means a condition, situation, or occurrence whereby the security of the Joint Venture Facilities is in danger or where bodily injury or death or damage to employees, other personnel, or the Joint Venture Assets property located within the Joint Venture Facilities is likely to occur.

(r) "**Environment**" means the aggregate of surrounding objects, conditions, and influences that influence the life and habitats of humans or any other organism or collection of organisms, and including all or any of the following media: air (including the air within any building or the air within any other man-made or natural structure above or below ground, water (including inland waters, groundwater and water in drains and sewers), and land.

(s) "**Environmental Laws**" means any Laws in respect of the Environment.

(t) "**Existing Legal Framework**" means the Constitution and the Laws of Cameroon, in each case as in effect on the Effective Date.

(u) "**Expiry Date**" means the twenty-five (25) year anniversary of the Commencement Date or, in the event of the commencement of an Extended Term, the twenty-five (25) year anniversary of the commencement of the Extended Term.

(v) "**Expropriation**" means the condemnation, nationalization, seizure, requisition or expropriation of all or part of the Joint Venture Facilities or the Joint Venture Licenses by any Responsible Authority of Cameroon.

(w) "**Force Majeure**" shall mean any event beyond the reasonable control of either Party, the occurrence of which could not have been reasonably foreseen at the Effective Date, including, but not limited to, war whether declared or not, revolution, riot, insurrection, strikes (including strikes by employees or sub-contractors), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic or pandemic, landslide, lightning, earthquake, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

(x) "**GACP Guidelines**" means the Guideline on Good Agricultural and Collection Practice (GACP) for Starting Materials of Herbal Origin (2006) adopted by the Committee on Herbal Medicinal Products (HMPC) of the European Medicines Agency. Copies of the GACP Guidelines are attached to this Agreement as **Schedule "C"**.

(y) "**GMP**" is a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize

the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. GMP covers all aspects of production from the starting materials, premises, and equipment to the training and personal hygiene of staff. Detailed written procedures are essential for each process that could affect the quality of the finished product. There must be systems to provide documented proof that correct procedures are consistently followed at each step in the manufacturing process - every time a product is made. EU-GMP certification is an enhancement to the GMP certification above as required for the European Union countries. Copies of the GMP and EU-GMP Guidelines are attached to this Agreement as **Schedule "D"**.

(z) "**Gross Revenue**" for the purposes of this Agreement shall mean the Instadose Pharma Production Partner Output Share.

(aa) "**Gross Revenue Share**" means fifty percent (50%) of the Instadose Pharma Production Partner Output Share to Instadose Pharma and fifty percent (50%) of the Instadose Pharma Production Partner Output Share to the Local Partner.

(bb) "**Instadose Pharma Parties**" means the officers, directors, staff, employees, contractors, Sub-contractors, agents, affiliates, joint venture partners, guests, visitors, invitees and patrons of the Instadose Pharma and those of its shareholders or, where the context requires, any one or more of them.

(cc) "**IFRS**" means the International Financial Reporting Standards as set by the International Accounting Standards Board, having its offices at 7 Westferry Circus, Canary Wharf, London E14 4HD, United Kingdom.

(dd) "**Joint Venture**" means the Joint Venture referred to in the recitals, the full scope of which is set forth in Article 4.2 of this Agreement.

(ee) "**Joint Venture Assets**" means collectively, the Joint Venture Equipment, Joint Venture Lands, and Joint Venture Facilities or any one of them.

(ff) "**Joint Venture Budget**" means the Joint Venture roll-out budget to be included in **Schedule "E"** setting forth the expenditures required to, among other things, prepare and cultivate the Joint Venture Lands for farming, acquire the Joint Venture Equipment, construct any required Joint Venture Facilities, and achieve the first sales of Joint Venture Outputs under the Joint Venture.

(gg) "**Joint Venture Equipment**" means that equipment set forth in **Schedule "F"** to this Agreement used on the Joint Venture Lands or at the Joint Venture Facilities for the purpose of growing, cultivating, collecting,

transporting, processing, producing, packaging, and storing Medicinal Plants and Medicinal Plant Derivatives on the Joint Venture Lands.

(hh) **"Joint Venture Facilities"** means collectively, (i) one or more greenhouses, and (ii) the Medicinal Plant Derivative drying, processing, packaging, labelling, and storage facilities. Items (i) - (ii) are to be located on the Joint Venture Lands, the approximate locations of the Joint Venture Facilities are provided for in **Schedule "G"**.

(ii) **"Joint Venture Insurance Policies"** means any of the following insurance policies determined by Instadose Pharma and the Local Partner to be required and purchased by and for the benefit of the Joint Venture:

(i) property and casualty insurance;

(ii) public liability and third party insurance;

(iii) insurance covering Joint Venture Asset breakdown;

(iv) business interruption insurance;

(v) insurance against the risk of fire, lightning, explosion, storm, flood, earthquake, riots (including political risks), strikes, and malicious damage;

(vi) completion guarantee insurance;

(vii) performance bond insurance; and

(viii) buyer non-payment insurance.

(jj) **"Joint Venture Lands"** means the IDP Cameroon Lands utilized by the Joint Venture for the purpose of growing, cultivating, collecting, transporting, processing, packaging, and storing Joint Venture Outputs in Cameroon, the approximate locations of which is provided for in **Schedule "H"**.

(kk) **"Joint Venture License"** means the IDP Cameroon License to be utilized by the Joint Venture in Cameroon to, among other things: (i) grow, cultivate, collect, transport, process, purchase, package, and store Joint Venture Outputs, (ii) export and sell Joint Venture Outputs from Cameroon, and (iii) operate the Joint Venture for commercial purposes. Copies of the Joint Venture Licenses shall be inserted as **Schedule "I"** to this Agreement.

(ll) "**Joint Venture Outputs**" means Medicinal Plants and Medicinal Plant Derivatives.

(mm) "**Joint Venture Plan**" means the agreed upon plan for rolling out the Joint Venture which includes, but is not limited to, targeted dates for: (i) growing, cultivating, and processing Medicinal Plants on the Joint Venture Lands; (ii) sourcing Joint Venture Equipment; (iii) constructing Joint Venture Facilities; (iv) supplying Joint Venture Outputs to one or more Cannabinoid Oil Production Partners. A copy of the Joint Venture Plan shall be inserted as **Schedule "J"** to this Agreement.

(nn) "**Joint Venture Quarter**" means each three-month calendar quarter during the Joint Venture Term.

(oo) "**Joint Venture Term**" means the period from the Commencement Date to the Expiry Date or the Termination Date, whichever comes first.

(pp) "**Joint Venture Year**" means each twelve (12) consecutive months, commencing on the Commencement Date and thereafter commencing on every twelve-month anniversary of the Commencement Date.

(qq) "**Knowledge and Expertise**" means knowledge and expertise in, among other things, large scale agricultural farming including, but not limited to, Medicinal Plant seed supply, Medicinal Plant equipment and technology sourcing, Medicinal Plant growing and cultivation, Medicinal Plant Derivative processing, production facility construction and operation, Medicinal Plant-sourced oil extraction, international agricultural product distribution, sales, import/export logistics, and financial management and banking.

(rr) "**Laws**" means the common law, Legislation, and all judicial decisions and any notifications or other similar directives made pursuant thereto that have the force of law, issued by any executive, legislative, judicial or administrative entity in Cameroon where the Joint Venture and Joint Venture Facilities are located.

(ss) "**Legislation**" means all applicable statutes, statutory instruments, by-laws, regulations, orders, rules, executive orders, treaties, directives, and codes of practice having the force of law in Cameroon.

(tt) "**Local Partner Gross Revenue Share Accounts**" means the Local Partner's bank accounts in Cameroon or elsewhere where payment of the Local Partner's Gross Revenue Share shall be deposited by Instadose Pharma. Information pertaining to the Local Partner Gross Revenue Share Accounts is listed in **Schedule "K"** to this Agreement.

(uu) "**Local Partner Parties**" means the officers, directors, staff, employees, contractors, sub-contractors, agents, guests, visitors, invitees and patrons of the Local Partner and those of its shareholders or, where the context requires, any one or more of them.

(vv) "**Loss**" or "**Losses**" means losses, damages, liabilities, claims, actions, proceedings, demands, costs, charges, or expenses of any nature.

(ww) "**Medicinal Plant Cultivation Partner**" means those joint venture partners of Instadose Pharma responsible for growing, cultivating, collecting, and processing Medicinal Plants into Medicinal Plant Derivatives to be supplied to one or more Cannabinoid Oil Production Facilities owned and operated by one or more Cannabinoid Oil Production Partners.

(xx) "**Medicinal Plant Derivatives**" means predominantly dried cannabis (flowering tops/buds (ganja) or the resin (charas)) and cannabis biomass and other related pharmaceutical derivatives all of which are produced from Medicinal Plants.

(yy) "**Medicinal Plants**" means plants, including, but not limited to, cannabis, whose oils and other derivatives when extracted from them can serve as inputs to pharmaceutical production.

(zz) "**Minimum Selling Price**" means the agreed upon minimum selling price for Joint Venture Outputs to be sold to Purchasers by one or more Cannabinoid Oil Production Partners.

(aaa) "**Party**" means any one of Instadose Pharma or the Local Partner as the case may be, "**Parties**" means each of Instadose Pharma and the Local Partner.

(bbb) "**Person**" means any individual, partnership, corporation, company, business organization trust, governmental agency or other entity.

(ccc) "**Political Event**" means (i) any change (whether by the introduction, modification or application of any Laws) in the Existing Legal Framework other than in accordance with this Agreement or with the prior written consent of the Instadose Pharma, which change uniquely and materially affects the cannabis and cannabinoid oil sector in Cameroon, (ii) any Expropriation, (iii) any revocation or other withdrawal of any Relevant Consent other than in accordance with the terms of this Agreement or in accordance with the Existing Legal Framework, (iv) any failure of any Responsible Authority to grant, maintain, renew, or accept, any Relevant Consent other than in accordance with the Existing Legal Framework or in a manner consistent with any Relevant Consent or agreement relating thereto, in each case which materially and adversely changes the legal,

economic, or commercial position of Instadose Pharma or the Joint Venture from what it was on the Effective Date or from what it is or what it would have been but for such action or failure to act.

(ddd) "**Proportionate Share**" means fifty percent (50%) to Instadose Pharma and fifty percent (50%) to the Local Partner.

(eee) "**Purchasers**" means purchasers of Joint Venture-sourced Outputs.

(fff) "**Regulatory Provisions**" means the guidelines for companies operating within Cameroon and the prevailing laws, regulations, ordinances, policy directives and standards of Cameroon and any Responsible Authority which in any way affects or applies to the conducting of the Joint Venture and/or this Agreement from time to time.

(ggg) "**Relevant Consents**" means all consents, permits, clearances, authorizations, approvals, rulings, exemptions, registrations, filings, decisions, licenses, certificates required to be issued by or made with any Responsible Authority in connection with either Party's performance obligations under this Agreement.

(hhh) "**Responsible Authority**" means legislature, any agency, local institution, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over any or all of the Parties or the subject matter of this Agreement.

(iii) "**Schedules**" means the schedules to this Agreement, as amended, replaced and varied from time to time.

(jjj) "**SOPs**" means standard operating procedures for the processing, production, packaging, and shipping of Joint Venture Outputs and operation and maintenance of the Joint Venture Facilities, copies of which are attached as **Schedule "L"** to this Agreement.

(kkk) "**Specification**" means the agreed upon guidelines set forth in a Supply Agreement of the physical and chemical composition of the Joint Venture Outputs to be supplied under a Supply Agreement.

(lll) "**Sub-contractors**" means any sub-contractor of Instadose Pharma or the Local Partner who has contracted directly with Instadose Pharma or the Local Partner in respect of the Joint Venture.

(mmm) "**Supply Agreement**" means a supply agreement for Joint Venture Outputs to be entered into between IDP Cameroon and one or more Cannabinoid Oil Production Partners, a model template of which is attached as **Schedule "M"** to this Agreement.

(nnn) "**Tax**" means any national, local and/or other net income, gross income, gross receipts, sales, transfer franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, social benefit contribution, pension and health contribution, excise, severance, stamp, documentary, occupation, premium, property or windfall profits tax, or any other taxes, levies, fees (including documentation, license, and registry fees), assessments, or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, as imposed, collected or established by any Responsible Authority of Cameroon.

(ooo) "**Termination Date**" means any date of early termination of this Agreement, in accordance with its terms.

1.2 Interpretations

This Agreement shall be interpreted according to the following provisions, unless the context requires otherwise:

(a) references to the provisions of any law shall include such provisions as amended, re-enacted or consolidated from time to time in so far as such amendment, re-enactment or consolidation applies or is capable of applying to any transaction entered into under this Agreement;

(b) references to "**Parties**" shall include the Parties' respective successors-in-title and, if permitted in this Agreement, their respective cessionaries and assignees;

(c) references to a "**person**" shall include an individual, firm, company, corporation, juristic person, Responsible Authority, and any trust, organisation, association or partnership, whether or not having separate legal personality;

(d) references to any "**Responsible Authority**" or any public or professional organisation shall include a reference to any of its successors or any organisation or entity, which takes over its functions or responsibilities;

(e) the headings of Articles, sub-Articles and Schedule are included for convenience only and shall not affect the interpretation of this Agreement;

(f) the Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include the Schedules;

(g) the Parties acknowledge that each of them has had the opportunity to take legal advice concerning this Agreement, and agree that no provision or word used in this Agreement shall be interpreted to the disadvantage of either

Party because that Party was responsible for or participated in the preparation or drafting of this Agreement or any part of it;

(h) words importing the singular number shall include the plural and vice versa, and words importing either gender shall include both genders;

(i) references to this "**Agreement**" shall include this Agreement and its Schedules as amended, varied, novated or substituted in writing from time to time;

(j) references to any other contract or document shall include (subject to all approvals required to be given pursuant to this Agreement for any amendment or variation to or novation or substitution of such contract or document) a reference to that contract or document as amended, varied, novated or substituted from time to time;

(k) general words preceded or followed by words such as "**other**" or "**including**" or "**particularly**" shall not be given a restrictive meaning because they are preceded or followed by particular examples intended to fall within the meaning of the general words; and

(l) when a number of days is prescribed in this Agreement, such number shall be calculated including the first and excluding the last day, unless the last day falls on a day that is not a Business Day, in which case, the last day shall be the first succeeding day which is a Business Day.

ARTICLE 2: STATUS OF THIS AGREEMENT

2.1 Binding Agreement

Each Party hereto hereby represents and warrants that on and after the Effective Date this Agreement is legally valid and binding upon it.

2.2 Binding Obligations

This Agreement imposes binding obligations upon the Parties and sets out the terms on which the Parties may operate, manage, and maintain the Joint Venture.

ARTICLE 3: JOINT VENTURE TERM

3.1 Initial Term

This Joint Venture Term shall be for a period of twenty-five (25) years commencing the Effective Date (the "**Initial Term**").

3.2 Extended Term

If no event which, with prior notice and/or lapse of time, shall permit either Party to terminate this Agreement shall have occurred and be continuing following completion of the Initial Term, the Joint Venture Term may be extended for one additional Initial Term upon the same terms and conditions herein or as otherwise may be agreed between the Parties (the "**Extended Term**").

ARTICLE 4: THE JOINT VENTURE

4.1 Approval

The Parties hereby confirm, authorize, and approve, the Joint Venture.

4.2 Scope

The Parties agree to work together under the Joint Venture to do the following:

(a) incorporate IDP Cameroon to acquire the Joint Venture Lands and hold the Joint Venture Licenses;

(b) utilize the Instadose Pharma Knowledge and Expertise to:

(i) construct, purchase, secure, utilize, and/or operate the Joint Venture Assets for the purpose of growing, cultivating, collecting, transporting, processing, purchasing, packaging, and storing, Joint Venture Outputs;

(ii) operate the Joint Venture; and

(iii) supply Joint Venture Outputs to one or more Cannabinoid Oil Production Partners; and

(c) share the Gross Revenues attributable to the Joint Venture in accordance with the Gross Revenue Share.

4.3 Annual Production Forecasts

On behalf of the Joint Venture, the Local Partner shall provide Instadose Pharma with an Annual Production Forecast for IDP Cameroon at least sixty (60) days in advance of each upcoming Joint Venture Year throughout the Joint Venture Term. When necessary, the Local Partner shall update its Annual Production Forecast and provide a copy of the to Instadose Pharma.

4.4 Supply Agreements with Cannabinoid Oil Production Partners

On the basis of each Annual Production Forecats, instadose Pharma shall co-ordinate the execution of twelve (12) month Supply Agreements between IDP Cameroon and one or more Cannabinoid Oil Production Partners setting forth the quantity and specification of those Joint Venture Outputs to be exported to each Cannabinoid Oil Production Partner's respective Cannabinoid Oil Production Facilities during the upcoming Joint Venture Year.

4.5 Receipt of Joint Venture Outputs by Cannabinoid Production Partners

Utilizing the Instadose Pharma Expertise, Cannabinoid Oil Production Partners shall be responsible for receiving all Joint Venture Outputs supplied to their respective Cannabinoid Oil Production Facilities by IDP Cameroon. At each Cannabinoid Oil Production Facility, Joint Venture Outputs shall be stored for future sale by the Cannabinoid Oil Production Partner in the form of Joint Venture Outputs or further processed into Cannabinoid Oil for future sale by the Cannabinoid Oil Production Partner as Cannabinoid Oil.

4.6 Selling Joint Venture-sourced Outputs

(a) All Joint Venture Outputs shall be sold by Cannabinoid Oil Production Partners at pricing that is equal to or greater than the Minimum Selling Price.

(b) Proceeds generated from the sale of Joint Venture Outputs to Purchasers ("**Production Partner Outputs**") by Cannabinoid Oil Production Partners are shared between Instadose Pharma and each applicable Cannabinoid Oil Production Partner as follows:

(i) On the sale of Joint Venture Outputs, a percentage handling fee to the Cannabinoid Oil Production Partner with the balance of the sale proceeds to Instadose Pharma; and

(ii) On the sale of Cannabinoid Oil produced from Joint Venture Outputs, those percentages as agreed upon between Instadose Pharma and the Cannabinoid Oil Production Partner.

For the purposes of this Agreement, Instadose Pharma's share of the proceeds generated from the sale of those Production Partner Outputs set forth in Articles 4.6(b)(i) and 4.6(b)(ii) shall be referred to as the "**Instadose Pharma Production Partner Output Share**").

4.7 Exclusivity

It is agreed by the Parties that during the Joint Venture Term:

(a) Instadose Pharma shall have the exclusive right to provide the Joint Venture with the Knowledge and Expertise;

(b) Instadose Pharma shall have the exclusive right to control the supply and ultimate sale of all Joint Venture Outputs produced under the Joint Venture by IDP Cameroon at the Joint Venture Facilities;

(c) Instadose Pharma and the Local Partner shall be prohibited from entering into any other joint venture arranegements in Cameroon similar in nature and scope to the Joint Venture;

(d) No Party shall sell, assign, or otherwise transfer (whether for consideration or not) any other Party's rights under this Agreement to any other Person, except in accordance with the provisions of this Agreement; and

(e) nothing in this Agreement shall prevent Instadose Pharma from establishing other joint ventures like the Joint Venture outside of Cameroon for the purpose of producing or selling Joint Venture Outputs or Cannabinoid Oil.

4.8 Joint Venture Output Production Restrictions

The production of Joint Venture Outputs under the Joint Venture shall strictly adhere to the parameters set by the Responsible Authorities in Cameroon.

4.9 Joint Venture Budget

Within ninety (90) days following the Effective Date, the Parties agree to work together to prepare and establish the Joint Venture Budget. The Joint Venture Budget may be revised from time to time, but no Joint Venture Budget or revision thereof shall be effective unless and until the same is approved in writing by the Parties at a Joint Venture Meeting. Once complete, a copy of the Joint Venture Budget shall be attached to this Agreement as **Schedule "E"**.

4.10 Use of Instadose Pharma Trademark

Instadose Pharma shall grant to IDP Cameroon, a non-exclusive, non-transferable, fully paid-up, royalty-free right and license to use the "INSTADOSE PHARMA" trademark in connection with the Joint Venture throughout the Joint Venture Term.

ARTICLE 5: JOINT VENTURE ASSETS

5.1 Joint Venture Equipment

A list and full description of the Joint Venture Equipment shall be added to and set forth in **Schedule** "F".

5.2 Joint Venture Facilities

A list and full description of the Joint Venture Facilities shall be added to and set forth in **Schedule "G"**.

5.3 Joint Venture Lands

A description and approximate location of the Joint Venture Lands is set forth in **Schedule "H"**.

5.4 Access

With effect from the Effective Date, the Parties shall use all reasonable endeavours to ensure for the duration of the Joint Venture Term that the Instadose Pharma Parties shall have such continuous and undisturned access to the Joint Venture Lands and Joint Venture Facilities as is required by them carry out their duties and obligations to the Joint Venture therein, but subject always to the provisions of this Agreement.

5.5 Signage

The Joint Venture Lands and Joint Venture Facilities shall bear Instadose Pharma signage for the purpose of identifying the Joint Venture Lands and Joint Venture Facilities as being affiliated with Instadose Pharma and the Joint Venture. The Parties agree to install all Joint Venture Facility signage as soon as possible following the Commencement Date.

ARTICLE 6: FINANCIAL GAINS FROM THE JOINT VENTURE

6.1 Gross Revenue

Gross Revenue generated from the Joint Venture shall be determined in accordance with Article 4.6(b) of this Agreement and shall be in U.S. dollars or Euros.

6.2 Gross Revenue Share

Gross Revenues received by Instadose Pharma from the sale of Joint Venture-sourced Outputs shall be shared in accordance with the Gross Revenue Share.

6.3 Payment of the Local Partner Gross Revenue Share

The Parties agree to the following step-by-step procedure for completing payment to the Local Patner of the Local Partner's Gross Revenue Share:

(i) Instadose Pharma receive's Gross Revenue from the sale of Joint Venture-sourced Outputs ("**Payment Receipt**");

(ii) Instadose Pharma notifies the Local Partner of Payment Receipt and advises the Local Partner as to the amount of the Local Partner Gross Revenue Share;

(iii) The Local Partner issues an invoice to Instadose Pharma for the amount of the Local Partner Gross Revenue Share (the "**Local Partner Invoice**"); and

(iv) Instadose Pharma transfers the Local Partner Gross Revenue Share by wire transfer to the Local Partner Gross Revenue Accounts within three (3) Business Days following Instadose Pharma's receipt of the Local Partner Invoice (the "**Payment Due Date**").

ARTICLE 7: UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE PHARMA

Instadose Pharma undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters for the benefit of IDP Cameroon and the Joint Venture:

7.1 Corporate Standing

Instadose Pharma shall be responsible for ensuring the continued corporate good standing of Instadose Pharma.

7.2 Contribution of Knowledge and Expertise

Instadose Pharma undertakes to contribute its Knowledge and Expertise towards the Joint Venture at all times.

7.3 Annual Gross Revenue Forecast

Instadose Pharma shall be responsible for working with the Local Partner to complete the Annual Gross Revenue Forecast in advance of each Joint Venture Year.

7.4 Construction of the Joint Venture Facilities

Instadose Pharma shall be responsible for working with the Local Partner to construct any required Joint Venture Facilities to be located on the Joint Venture Lands.

7.5 Joint Venture Contributions

Instadose Pharma shall be responsible for contributing the following to the Joint Venture:

(a) its Proportionate Share of the funding required to construct any required Joint Venture Facilities in accordance with the Joint Venture Budget and Joint Venture Plan; and

(b) its Proportionate Share of funding required to carry on the day-to-day operation of the Joint Venture.

7.6 GMP and EU-GMP Certification

Instadose Pharma shall be responsible for assisting IDP Cameroon in applying for and obtaining local GMP and EU-GMP certification for the Joint Venture Facilities and Joint Venture Equipment.

7.7 Standard Operating Procedures

Instadose Pharma shall be responsible for working with the Local Partner to establish and implement those SOPs required to be followed by IDP Cameroon for operating the Joint Venture and producing Joint Venture Outputs. A copy of all SOPs are attached to this Agreement as **Schedule "K"**.

7.8 Medicinal Plant Specifications

Instadose Pharma shall be responsible for providing the Local Partner with any Specifications that it may require for Medicinal Plants to be grown by IDP Cameroon in Cameroon utilizing the Joint Venture Assets.

7.9 Solicitation of Supply Agreements

Instadose Pharma shall be responsible for each of the following:

(a) Soliciting Supply Agreements for Joint Venture Outputs from Cannabinoid Oil Production Partners;

(b) Soliciting Supply Agreements from Purchasers on behalf of Cannabinoid Oil Production Partners for Joint Venture Outputs and Cannabinoid Oil; and

(c) with respect to all Supply Agreements with Cannabinoid Oil Production Partners and Purchasers, providing the Local Partner with copies of the Supply Agreements containing the Specifications and timing of delivery for all Joint Venture Outputs.

7.10 Importation of Joint Venture Outputs

Instadose Pharma shall be responsible for assisting Cannabinoid Oil Production Partners with obtaining the licenses, authorizations, and/or permits necessary to import Joint Venture Outputs from Cameroon into the country or countries in which their Cannabinoid Oil Production Facilities are located.

7.11 Exportation of Joint Venture Outputs

Instadose Pharma shall be responsible for funding the costs as well as overseeing the general logistics required to export Joint Venture Outputs from Cameroon to applicable Cannabinoid Oil Production Facilities.

7.12 Collection of Gross Revenue

All Gross Revenues shall be received by Instadose Pharma on behalf of the Joint Venture in accordance with the terms of this Agreement.

7.13 Payment of the Gross Revenue Share

Instadose Pharma undertakes to complete payment of the Local Partner's Gross Revenue Share in accordance with the terms of Article 6.3 of this Agreement.

7.14 Instadose Pharma Parties

Instadose Pharma undertakes to take all reasonable steps to ensure that all Instadose Pharma Parties working at or visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a) all Regulatory Provisions in respect of the Joint Venture Facilities; and

(b) the terms of this Agreement.

7.15 General Reporting Requirements

By the thirtieth (30th) Business Day after the end of each three-month calendar quarter during the Joint Venture Term (each, a "**Joint Venture Quarter**"), Instadose Pharma shall provide a detailed report to the Local Partner disclosing all Gross Revenues accruing to the Joint Venture and received by Instadose Pharma from the sale of Joint Venture-sourced Outputs during the preceding Joint Venture Quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first Joint Venture Quarter after the Effective Date).

7.16 Gross Revenue Audit Right

Instadose Pharma undertakes to permit the Local Partner during normal business hours, to inspect the books, plans, financial records, and other records and documents belonging to or kept by or on behalf of Instadose Pharma with respect to the Joint Venture for the purposes of ensuring compliance by Instadose Pharma with the rules applicable to the collection of Gross Revenues and payment of the Gross Revenue Shares as set forth in this Agreement (the "**Gross Revenue Audit Right**"). The Local Partner shall be permitted to exercise its Gross Revenue Audit Right up to two (2) times per Joint Venture Year.

7.17 Appointment of Auditor

Instadose Pharma undertakes to put in place an accounting and cost control system which shall, among other things, record all financial and commercial transactions and other activities with respect to the Joint Venture whether or not recorded on the books and records of IDP Cameroon.

7.18 Unauthorized Payments

Instadose Pharma agrees that it shall refrain from offering or giving or agreeing to give any person in any Responsible Authority's employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

7.19 Co-operation

When requested by the Local Partner, meet with the Local Partner to discuss in good faith any aspect of the Joint Venture.

7.20 Miscellaneous

In addition to those undertakings and responsibilities set forth above, Instadose Pharma further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 8: UNDERTAKINGS AND RESPONSIBILITIES OF THE LOCAL PARTNER

The Local Partner undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters on behalf of Instadose Pharma, IDP Cameroon, and the Joint Venture:

8.1 **The Joint Venture Licenses**

With respect to the Joint Venture Licenses, the Local Partner shall be obliged to work with the Responsible Authorities on behalf of IDP Cameroon to:

(a) obtain and keep current the Joint Venture Licenses in accordance with the Regulatory Provisions;

(b) comply with all conditions of the Joint Venture Licenses granted by any Responsible Authority; and

(c) take all other necessary action required under the relevant Regulatory Provisions governing the Joint Venture Licenses and all related facets of the conduct of the Joint Venture.

8.2 **Joint Venture Lands**

The Local Partner shall be responsible for the following throughout the Joint Venture Term for the purpose of carrying out the Joint Venture:

(a) obtaining ownership or a leasehold interest in and over all of the Joint Venture Lands in the name of IDP Cameroon; and

(b) maintaining the continued quiet enjoyment of the Joint Venture Lands for the benefit of Instadose Pharma, IDP Cameroon, and the Joint Venture.

8.3 **Joint Venture Contribution**

The Local Partner shall be responsible for contributing the following to the Joint Venture:

(a) its Proportionate Share of funding required to construct Joint Venture Facilities in accordance with the Joint Venture Budget and Joint Venture Plan; and

(b) its Proportionate Share of funding required to carry on the day-to-day operation of the Joint Venture.

8.4 **Annual Production Forecast**

The Local Partner shall be responsible for providing Instadose Pharma with the Annual Production Forecast on behalf of IDP Cameroon. The Local Partner shall be responsible for amending the Annual Production Forecast on a monthly basis (each, an "**Amended Forecast**") throughout each Joint Venture Year.

8.5 Annual Gross Revenue Forecast

The Local Partner shall be responsible for working with Instadose Pharma to complete the Annual Gross Revenue Forecast on behalf of IDP Cameroon in advance of each Joint Venture Year.

8.6 Supply of Medicinal Plant Derivatives

The Local Partner agrees that it shall use its commercially reasonable best efforts to ensure that IDP Cameroon makes available to Instadose Pharma those quantities of Joint Venture Outputs set forth in the Annual Production Forecast or applicable Amended Forecast provided to Instadose Pharma in advance of or during each Joint Venture Year.

8.7 Standard Operating Procedures

The Local Partner shall be responsible for working with Instadose Pharma to:

(a) Establish and implement those SOPs required to be followed by IDP Cameroon for operating the Joint Venture and producing Joint Venture Outputs; and

(b) Ensure that IDP Cameroon conducts all of its operations under the Joint Venture in accordance with the SOPs.

8.8 Construction of the Joint Venture Facilities

The Local Partner shall be responsible for working with Instadose Pharma to construct required Joint Venture Facilities to be located on the Joint Venture Lands.

8.9 GACP Guidelines

(a) The Local Partner shall be responsible for ensuring that all Joint Venture Outputs are grown, cultivated, collected, processed, and packaged by IDP Cameroon according to the GACP Guidelines.

(b) The Local Partner shall be responsible for obtaining GACP certification with respect to all of IDP Cameroon's operational practices at the Joint Venture Facilities.

8.10 Joint Venture Output Standards

The Local Partner undertakes with respect to IDP Cameroon's production of Joint Venture Outputs as follows:

(a) all Medicinal Plant Derivatives shall be produced, packaged, stored, and delivered in accordance with Best Industry Practice or any Regulatory Provisions with regard to standard or quality of Medicinal Plants and

Medicinal Plant Derivatives including, but not limited to applicable GACP Guidelines; and

(b) all Medicinal Plant Derivatives shall be kept fresh, uncontaminated and hygienically and properly stored at the Joint Venture Facilities.

8.11 EU-GMP Certification

With the assistance of Instadose Pharma, the Local Partner shall be responsible for applying for and obtaining on behalf of IDP Cameroon local GMP and EU-GMP certification for the Joint Venture Facilities and Joint Venture Equipment.

8.12 Exportation of Joint Venture Outputs

The Local Partner shall be responsible for working with Instadose Pharma to secure the Joint Venture Licenses necessary to enable the export of all Joint Venture Outputs from Cameroon under the Joint Venture to applicable Cannabinoid Oil Production Facilities.

8.13 Operation of the Joint Venture Facilities

The Local Partner shall be obliged to organize IDP Cameroon for the purpose of IDP Cameroon being able to carry on the operation, management, and maintenance of the Joint Venture Facilities:

(a) to process and/or produce the Joint Venture Outputs;

(b) in compliance with all applicable Regulatory Provisions and Relevant Consents;

(c) in a clean manner and in a state of good order;

(d) in conformity with those Good Industry Practices relating to the operation of the Joint Venture Facilities;

(e) free from all environmental or health hazards;

(f) in compliance with all applicable health and safety standards protecting all employees, staff, invitees, and patrons; and

(g) as otherwise required by this Agreement.

8.14 Maintenance of Joint Venture Equipment

The Local Partner undertakes with respect to the Joint Venture Equipment to:

(a) at all times ensure that IDP Cameroon maintains the Joint Venture Equipment used at any of the Joint Venture Facilities in a clean, orderly and sanitary condition;

(b) ensure that IDP Cameroon procures, provides and maintains the Joint Venture Equipment in good working order and repair the Joint Venture Equipment as is necessary to carry out the Joint Venture; and

(c) ensure that all Joint Venture Equipment are of a quantity and quality necessary for the provision by the Parties of the Joint Venture, including, without limitation, all applicable laws, rules, regulations, and decrees and the terms thereof.

8.15 **Access and Security Passes**

The Local Partner undertakes to issue, in each case at the sole cost and expense of IDP Cameroon, security passes to designated Instadose Pharma Parties and Persons with whom Instadose Pharma has entered into commercial or financial arrangements with in connection with the Joint Venture, and to designated representatives of Instadose Pharma to enable such representatives to carry out official duties at any of the Joint Venture Facilities.

8.16 **Employees and Training**

The Local Partner undertakes to be responsible to ensure that IDP Cameroon:

(a) employs or otherwise engages employees or other personnel at the Joint Venture Facilities in such number deemed necessary by the Local Partner to sufficiently carry out the Joint Venture;

(b) provides regular ongoing training for all employees or other personnel engaged by the Local Partner at the Joint Venture Facilities;

(c) ensures that all personnel and staff employed by the Local Partner at the Joint Venture Facilities shall at all times be clean, cleanly and tidily clothed so as to maintain uniformly high standards of presentation and delivery; and

(d) pays all employees or other personnel engaged by the Local Partner in connection with the Joint Venture in U.S. dollars and in such amounts that exceed what is minimally permitted by applicable Laws and/or Legislation.

8.17 **Local Partner Parties**

The Local Partner undertakes to take all reasonable steps to ensure that all Local Partner Parties working at or visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a) all Regulatory Provisions in respect of any of the Joint Venture Facilities; and

(b) the terms of this Agreement.

8.18 Insurance Policies

The Local Partner shall be responsible for applying for all required Joint Venture Insurance Policies on behalf of IDP Cameroon. The Local Partner agrees to maintain all applicable Joint Venture Insurance Policies in continued good standing in the name of IDP Cameroon on behalf of the Joint Venture.

8.19 Environment Laws

With respect to applicable Environmental Laws, the Local Partner agrees to:

(a) conduct, manage and carry out the Joint Venture at all times in an Environmentally responsible way by adopting appropriate operating methods and practices for conducting such a Joint Venture and adhere to all Regulatory Provisions and Environmental Laws in connection therewith;

(b) promptly bring to the attention of Instadose Pharma any matter which may, in its view, have a detrimental impact on the Environment within the Joint Venture Facilities;

(c) take all reasonable steps in the conducting of the Joint Venture to prevent and limit the occurrence of any Environmental or health hazards and to ensure the health and safety of the Local Partner Parties and the general public;

(d) comply with its statutory duties in terms of the Environmental Laws to take reasonable measures to prevent pollution or degradation from occurring, continuing or recurring; and

(e) ensure that all of its Sub-contractors comply with all applicable laws, rules, regulations and decrees concerning the Environment with respect to the activities undertaken on the Joint Venture Facilities or in relation to the Joint Venture.

8.20 Labour Laws

The Local Partner undertakes to abide by the laws in force, as amended from time to time, relating to employees engaged in the business of operating at the Joint Venture Facilities and use its best endeavours to take all reasonable steps to ensure similar compliance by the Local Partner, its contractors, Sub-contractors at all levels, assignees and agents, and furthermore agree to adhere to and ensure, as far as practicably possible, adherence to fair labour practices.

8.21 **General Reporting Requirements**

The Local Partner shall be responsible for providing Instadose Pharma with the following general reports:

(a) by the fifteenth (15th) Business Day after the end of each calendar month during the Joint Venture Term:

(1) an-up-to-date Annual Production Forecast should actual production of Joint Venture Outputs deviate from that set forth in the original Annual Production Forecast; and

(2) an up-to-date inventory list of all Joint Venture Outputs stored at the Joint Venture Facilities (specifying packaging label details, including weight);

(b) should the Local Partner propose any alterations, amendments and/or refurbishments to any of the Joint Venture Facilities, all documents, drawings, data, reports, specifications and other information (whether in printed form or in electronic form) produced in respect of such work, copies of all "as- built" drawings and such other technical and design information and completion records relating to the finished work as Instadose Pharma may reasonably request;

(c) written reports containing the names, identity numbers and any other relevant details of any employees of the Local Partner or its Sub-contractors who are engaged in respect of the Joint Venture and who have resigned or been dismissed during the relevant Joint Venture Year;

(d) as soon as practicable after such should occur (including a Political Event), a report containing any and all material events or developments that may arise in the course of the Joint Venture; and

(e) immediate written notice of any disruption or suspension of operations at any of the Joint Venture Facilities. The Local Partner shall, within twenty-four (24) hours of any disruption or suspension of operations at any of the Joint Venture Facilities, provide Instadose Pharma with a report detailing the circumstances of such disruption, suspension, or closure.

8.22 **Unauthorized Payments**

The Local Partner agrees that it shall refrain from, and ensure that Local Partner Parties refrain from, offering or giving or agreeing to give any person in any Responsible Authority's employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show

favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

8.23 Payment of Taxes, Duties, and Fees

The Local Partner shall be responsible for ensuring that IDP Cameroon keeps current the payment of all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, in Cameroon together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Responsible Authority.

8.24 No Interruption

(a) Subject to the provisions of this Agreement, the Local Partner undertakes not to take any action, and to use its best efforts to ensure that no Responsible Authority shall take any action, which would have a material adverse effect on the Joint Venture unless required in the event of an Emergency, or to mitigate damages resulting from Instadose Pharma's failure to comply with its obligations under this Agreement, in which case the interruption shall be deemed authorized; provided, however, that the Local Partner undertakes to ensure that any such interruption by the Local Partner authorized pursuant to this Article 8.24 shall be limited to such period of time and to such scope of work as are necessary to deal with the Emergency or to mitigate such damages.

(b) If any unauthorized interruption by the Local Partner or any Responsible Authority or if any authorized interruption in the event of an Emergency (to the extent such Emergency is not caused by the fault or negligence of Instadose Pharma or any Sub-contractor) causes the closure or the suspension of the Joint Venture, then the Parties shall be entitled to an extension of the Joint Venture Term equal in length to the period of time the Joint Venture was suspended or closed.

8.25 Co-operation

The Local Partner shall at Instadose Pharma's request:

(a) provide reasonable assistance to Instadose Pharma to carry out the Joint Venture;

(b) provide reasonable co-operation in seeking the assistance of the appropriate Relevant Authorities in carrying out the operation of the Joint Venture;

(c) provide reasonable assistance to Instadose Pharma in obtaining any Relevant Consents required to be obtained by Instadose Pharma; and

(d) if any claim is asserted against Instadose Pharma, or Instadose Pharma is made a party in any action or proceeding, in connection with the Joint Venture, provide reasonable assistance as requested by Instadose Pharma; provided that Instadose Pharma shall provide the Local Partner with written notice of the assistance requested promptly upon receipt of any applicable complaint, summons or court order and all relevant facts and information.

8.26 Miscellaneous

In addition to those undertakings and responsibilities set forth above, the Local Partner further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 9: JOINT VENTURE MEETINGS AND SIGNIFICANT DECISIONS

9.1 Frequency of Joint Venture Meetings

Formal Joint Venture meetings (each, a "**Joint Venture Meeting**") shall be held on a quarterly basis throughout the Joint Venture Term for the purposes of evaluating the then present state of the Joint Venture. Representatives of all Parties shall be required to attend at all Joint Venture Meetings.

9.2 Notice Period

Any Party shall be permitted to request a Joint Venture Meeting upon providing the other Party with no less than fifteen (15) Business Days written notice of said request. All matters to be discussed at any Joint Venture Meeting shall be circulated no less than five (5) Business Days in advance of the Joint Venture Meeting.

9.3 Meeting Format

Joint Venture Meetings may be held in person or by video conference call.

9.4 Meeting Matters Requiring Unanimous Approval

The following actions or decisions shall require the prior written approval of representatives of all of the Parties at a Joint Venture Meeting:

(a) any material changes to the scope of the Joint Venture Plan set forth in Article 4.2;

(b) any change to the agreed upon Joint Venture Budget; and

(c) any reduction of the Minimum Selling Price greater than ten percent (10%) of the agreed upon Minimum Selling Price.

9.5 Other Matters Requiring Party Approval

The following actions or decisions not requiring the unanimous approval of the Parties as set forth in Article 9.4 above shall require the prior written approval of representatives of the following Parties at a Joint Venture Meeting:

(a) any decisions or changes made to the Joint Venture Plan likely to or having a political consequence in Cameroon shall require the approval and consent of the Local Partner; and

(b) any decisions or changes made to the Joint Venture Plan with respect to the Joint Venture Budget or sale of the Joint Venture Outputs shall require the approval and consent of Instadose Pharma.

ARTICLE 10: REPRESENTATIONS AND WARRANTIES

10.1 Instadose Pharma

Instadose Pharma hereby represent and warrant, as of the Effective Date, that:

(i) it is duly organized and operating in good standing in accordance with all Laws;

(ii) this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(iii) it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving Instadose Pharma that would prejudice, in any way, its ability to fulfill its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture;

(iv) it has not committed any Corrupt Act;

(v) except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which the Local Partner may be a party;

(vi) other than Instadose Pharma's right to its own portion of the Gross Revenue Share, or as otherwise may be set forth in this Agreement, there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of Instadose Pharma; and

(vii) The Local Partner is the only Person possessing the legal right to carry out the Joint Venture with Instadose Pharma in Cameroon.

10.2 The Local Partner

The Local Partner hereby represents and warrants, as of the Effective Date, that:

(i) this Agreement has been duly executed by him, is legally valid and binding upon him, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(ii) it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving the Local Partner that would prejudice, in any way, its ability to fulfill its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture;

(iii) it has not committed any Corrupt Act;

(iv) it has or will have the legal right and capacity to provide the Parties with access to and use of the Joint Venture Lands;

(v) except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which the Local Partner may be a party;

(vi) other than the Local Partner's right to its portion of the Gross Revenue Share, or as otherwise may be set forth in this Agreement, there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of the Local Partner; and

(vii) Instadose Pharma is the only Person possessing the legal right to carry out the Joint Venture with the Local Partner in Cameroon.

ARTICLE 11: INSURANCE POLICIES

11.1 Joint Venture Insurance

(a) If and when required, the Parties shall work together to obtain the necessary Joint Venture Insurance Policies on behalf of the Joint Venture.

(b) All policies covering insurable property shall be for not less than the full replacement value of such property.

(c) All premiums, subsequent renewal premiums, all additional premiums and all stamp dues in respect of the relevant insurance policies, shall be incurred by the Party purchasing the insurance.

(d) The Parties shall ensure their respective compliance with all the terms and conditions embodied in the insurance policies and undertake not to commit any act or permit any act to be committed or omit to do anything which in any way affects or vitiates such insurance policies.

(e) The Parties undertake to provide one another with certified copies of the certificates of insurance and certified copies of the insurance policies within sixty (60) Business Days of inception by the Party purchasing the insurance. Such certificates and policies shall reflect all insurance coverage stipulated by the Parties.

ARTICLE 12: INDEMNITIES AND LIABILITY

12.1 Third Party Liability

(a) Instadose Pharma

Instadose Pharma shall indemnify the Local Partner and each Local Partner Party against and hold the Local Partner and each Local Partner Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by them by reason of any injury or death to any Person to the extent that such Loss arises out of or as a consequence of the Joint Venture, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, the Local Partner or any Local Partner Party, or any event of Force Majeure, any Emergency, or is directly attributable to any action taken by Instadose Pharma or any Instadose Pharma Party upon the express written instructions of the Local Partner or any Local Partner Party.

(b) The Local Partner

The Local Partner shall indemnify Instadose Pharma and each Instadose Pharma Party against and hold Instadose Pharma and each Instadose Pharma Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by them by reason of any injury or death to any Person to the extent that such Loss arises out of or as a consequence of the Joint Venture, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Instadose Pharna or any Instadose Pharma Party, or any event of Force Majeure, any Emergency, or is directly attributable to any action taken by the Local Partner or any Local Partner Party upon the express written instructions of Instadose Pharma or any Instadose Pharma Party.

12.2 Breach

(a) Instadose Pharma

The Instadose Pharma shall indemnify the Local Partner and each Local Partner Party against and hold the Local Partner and each Local Partner Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by the Local Partner and each Local Partner Party by reason of any breach by the Instadose Pharma of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is primarily caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, the Local Partner or any Local Partner Party, or any Emergency, Political Event or event of Force Majeure.

(b) The Local Partner

The Local Partner shall indemnify Instadose Pharma and each Instadose Pharma Party against and hold Instadose Pharma and each Instadose Pharma Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Instadose Pharma and each Instadose Pharma Party by reason of any breach by the Local Partner of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Instadose Pharma or any Instadose Pharma Party, or any Emergency or Force Majeure.

12.3 Procedures

(a) Indemnification Notice

If the Party entitled to indemnification under this Article 12 (the "**Indemnified Parties**") receives notice of any claim or the commencement of any suit, action, claim, proceeding or investigation brought by any Person other than the party or parties obligated to indemnify the Indemnified Parties in such instance (the "**Indemnifying Parties**") and believes in good faith that the Indemnifying Parties may be obligated to provide indemnification pursuant to this Agreement, the Indemnified Parties shall promptly give the Indemnifying Parties written notice (an "**Indemnification Notice**") thereof which sets forth in reasonable detail such information with respect to such suit, action, plan, claim, proceeding, or investigation as the Indemnified Parties shall then have, but the failure to give an Indemnification Notice to the Indemnifying Parties shall not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Parties except to the extent that the Indemnifying Parties shall have been materially prejudiced in its ability

to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought.

(b) Defense of Action

Upon receipt of an Indemnification Notice, the Indemnified Parties and the Indemnifying Parties may agree that the Indemnifying Parties shall assume the defense of such suit, action, claim, proceeding, or investigation upon such terms as they shall agree.

(c) Settlement

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding, or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 12, the Indemnifying Parties shall not settle or compromise such suit, action, claim, proceeding, or investigation without the prior written consent of the Indemnified Parties unless there is no finding or admission of any violation of Law by the Indemnified Parties and the sole relief provided is monetary damages covered in full by this Indemnity.

(d) Co-operation

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 12, the Indemnifying Parties shall keep the Indemnified Parties reasonable informed of the events of any applicable suit, action, claim, proceeding or investigation. If requested by the Indemnifying Parties, the Indemnified Parties shall co-operate to the extent reasonably requested in the defense of prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Parties is called upon to indemnify the Indemnified Parties pursuant to this Article 12.

(e) Insurance

The amount of any Loss indemnifiable pursuant to this Article 12 shall be reduced by (a) the value of any benefit (other than any insurance benefit or proceeds) realized, directly or indirectly, in any jurisdiction by the Indemnified Parties as a result of such Loss; and (b) the amount of any insurance proceeds received by the Indemnified Parties in respect of such Loss. If such proceeds are received by the Indemnified Parties following an indemnification payment in respect of the relevant Loss, the Indemnified Parties shall pay to the Indemnifying Parties an amount equal to the lesser

of (i) the amount of such proceeds, and (ii) the amount of the indemnification payment made by the Indemnifying Parties.

(f) Limitation

No Indemnified Parties shall be entitled to be indemnified more than once under this Agreement for the same Loss.

(g) Survival

This Article 12 shall survive the termination of this Agreement and notwithstanding any such termination, amounts owed under this Article 12 by one Party to any other Party shall be paid in accordance with this Agreement.

ARTICLE 13: FORCE MAJEURE

13.1 Notice of Force Majeure

If either of Instadose Pharma or the Local Partner is affected by an event of Force Majeure, the affected Party shall give written notice as soon as reasonably practicable after becoming aware thereof to other Party, Instadose Pharma and the Local Partner shall likewise immediately notify the other Party in writing and, in any event, within ten (10) Business Days, when the event of Force Majeure has ceased.

13.2 Extension of Time

If the event of Force Majeure, directly or indirectly, (a) causes unavoidable physical damage or destruction to the any of the Joint Venture Assets, or (b) interrupts the regular operation of any of the Joint Venture Facilities, then Instadose Pharma or the Local Partner shall be entitled to an extension of the Joint Venture Term set forth in this Agreement equal in length to the period of time operations were interrupted or any of the Joint Venture Facilities were closed.

13.3 Excuse of Performance

If an event of Force Majeure shall prevent the total or partial performance of any of the obligations of either Instadose Pharma or the Local Partner under this Agreement, then Instadose Pharma or the Local Partner shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the event of Force Majeure, Instadose Pharma and the Local Partner shall use commercially reasonable efforts to continue to perform their obligations under this Agreement and to minimize any adverse effects of such event of Force Majeure.

13.4 No Damage Claim

Neither Instadose Pharma nor the Local Partner shall claim damages, penalties, interest or any other compensation from the other Party due to the occurrence of an event of Force Majeure, except as otherwise specifically provided for in this Agreement.

13.5 No Excuse of Performance

The foregoing provisions of Article 14 shall not, however, excuse or release (a) Instadose Pharma or the Local Partner from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of Force Majeure or obligations not affected by the event of Force Majeure or (b) any Party from any payment obligation that has become due and payable in accordance with this Agreement.

13.6 Continuation of Performance

Unless this Agreement shall have been terminated, a Party excused from performance by the occurrence of Force Majeure shall continue its performance under this Agreement when the effects of Force Majeure are removed.

ARTICLE 14: POLITICAL EVENT

14.1 Notice

If any Political Event shall occur, Instadose Pharma or the Local Partner (the "**Notifying Party**") may give written notice to the other Party (the "**Notified Party**") within thirty (30) Business Days of the occurrence of such Political Event, which written notice shall contain reasonable particulars of such Political Event to the knowledge of the Notifying Party and its likely legal, economic and commercial consequences to the Notifying Party with a request of the Notified Party to assist in securing a remedy in respect thereof.

14.2 Cure Period

The Notified Party shall have sixty (60) Business Days from the date of receipt of notice under Article 14.1 to exert reasonable efforts to assist in effecting a remedy in respect of such Political Event which restores the economic or commercial position of the Notifying Party to the position the Notifying Party would have been in had such Political Event not occurred. If the Notified Party is unable to assist in effecting such a remedy within such period, the Parties shall consult within ten (10) days after expiration of such cure period with a view towards reaching a mutually satisfactory resolution of the situation during a subsequent period of sixty (60) days, which resolution may, among other things, involve an extension of the Joint Venture Term.

14.3 Excuse of Performance

If a Political Event delays or otherwise prevents the total or partial performance of any of the obligations of the Notifying Party under this Agreement, then the Notifying Party shall be excused from whatever performance is so affected and the Notified Party shall not be entitled to terminate this Agreement except as otherwise expressly provided herein. Notwithstanding the Political Event, the Notifying Party shall use its best efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Political Event.

14.4 No Excuse of Performance

The provisions of Article 14.3 shall not, however, excuse or release the Notifying Party from obligations due or performable under this Agreement prior to the occurrence of the Political Event or obligations not affected by the Political Event.

14.5 Continuation of Performance

Unless this Agreement shall have been terminated pursuant to Article 15.1(b) or Article 15.2(b) the Notifying Party shall continue their performance under this Agreement when the effects of the Political Event are removed.

ARTICLE 15: TERMINATION

15.1 Termination by Instadose Pharma

(a) Force Majeure

(i) If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 13.2, then Instadose Pharma shall have the right to terminate this Agreement.

(ii) If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of Instadose Pharma from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which Instadose Pharma shall give written notice to the Local Partner, and Instadose Pharma shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b) Political Event

Instadose Pharma shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which Instadose Pharma shall deliver written notice thereof to the Local Partner and the Local Partner shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c) Material Breach by the Local Partner

Instadose Pharma shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(i) The Local Partner fails to make any payment in respect of Instadose Pharma's portion of the Gross Revenue Share and such failure has continued unremedied for ninety (90) Business Days or more after the date on which such payment was required to have been made; or

(ii) The Local Partner commits any material breach or default in respect of the performance of any of their obligations under this Agreement or any other agreement entered into by the Local Partner in connection with the Joint Venture, which breach or default (except as otherwise set forth in the Agreement) has continued unremedied for sixty (60) Business Days or more after delivery of notice of such breach or default by Instadose Pharma to the Local Partner.

(d) Notice

If any one or more of the events set forth in Article 15.1 shall occur, Instadose Pharma may by written notice to the Local Partner, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by Instadose Pharma.

15.2 **Termination by the Local Partner**

(a) Force Majeure

(i) If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 13.2, then the Local Partner shall have the right to terminate this Agreement.

(ii) If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of the Local Partner from what it was on the Effective Date, or

from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which the Local Partner shall give written notice to Instadose Pharma, and the Local Partner shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b) Political Event

The Local Partner shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which the Local Partner shall deliver written notice thereof to Instadose Pharma and Instadose Pharma shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c) Material Breach by Instadose Pharma

The Local Partner shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(i) Instadose Pharma fails to make any payment in respect of the Local Partner's portion of the Gross Revenue Share and such failure has continued unremedied for ninety (90) Business Days or more after the date on which such payment was required to have been made; or

(ii) Instadose Pharma commits any material breach or default in respect of the performance of any of their obligations under this Agreement or any other agreement entered into by Instadose Pharma in connection with the Joint Venture, which breach or default (except as otherwise set forth in the Agreement) has continued unremedied for sixty (60) Business Days or more after delivery of notice of such breach or default by the Local Partner to Instadose Pharma.

(d) Notice

If any one or more of the events set forth in Article 15.2 shall occur, the Local Partner may, by written notice to Instadose Pharma, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by the Local Partner.

15.3 Effect of Termination

(a) General

Subject to Instadose Pharma's and the Local Partner's rights on termination set forth in Article 15.1 and Article 15.2 respectfully, upon the

Termination Date and subject and without prejudice to any rights of the Parties hereunder:

(i) this Agreement (other than Articles 12.1, 12.3, 15, 16, 17, 18, 19, 20.1, 20.2, 20.3, 20.5, 20.6, 20.8, 20.9, 20.10, and 20.13) shall cease to have effect, subject to all rights and obligations of the Parties existing prior to the Termination Date;

(ii) the Joint Venture shall terminate;

(iii) Instadose Pharma shall be permitted to access the Joint Venture Lands, including the Joint Venture Facilities, in order to remove for subsequent sale to Purchasers all Joint Venture Outputs being stored thereon; and

(iv) If the Local Partner fails to permit Instadose Pharma from obtaining access to the Joint Venture Facilities in accordance with Article 15.3(iii), the Local Partner shall pay to Instadose Pharma any and all damages as may be determined by an arbitral tribunal appointed pursuant to Article 16.2.

(b) <u>Instadose Pharma Rights on Termination or Joint Venture Expiry</u>

Notwithstanding the effects of termination above, following the Termination Date (unless termination of the Joint Venture is caused by a default under or breach of this Agreement by Instadose Pharma) or Expiry Date, Instadose Pharma shall be given the opportunity to access to the Joint Venture Lands and Joint Venture Facilities for no more than one (1) additional year for the purpose of cultivating, collecting, transporting, processing, producing, removing, packaging and/or exporting any remaining Joint Venture Outputs.

(c) <u>Termination Payments</u>

In case of a termination of this Agreement in accordance with this Article 15:

(i) other than in the case of a termination arising from an event of Force Majeure, the Parties shall pay to one another all amounts required to be made in satisfaction of a party's indemnification obligations arising out of a breach of this Agreement (net of any proceeds of insurance if applicable); and

(ii) Instadose Pharma shall pay in accordance with the terms of this Agreement any Gross Revenue Share to the Local Partner attributable to Joint Venture Outputs sold but not yet exported from Cameroon prior to the Termination Date.

15.4 Termination Costs

Except as otherwise may be specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in carrying out its obligations under this Article 15.

ARTICLE 16: RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT

16.1 Amicable Settlement

The Parties hereto will use their best efforts to settle amicably any disputes, controversy or claim arising out of or in connection with, or the breach, termination, invalidity or interpretation of, this Agreement (each, a "**Dispute**" for the purpose of this Article 16). In this connection, the Parties agree that their respective duly authorized representatives shall meet not less than once each calendar quarter during the Joint Venture Term for the purpose of attempting to settle by amicable agreement any and all Disputes then in existence between them. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

16.2 Arbitration

Subject to Articles 16.3 and 16.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do so may be submitted by either Party to arbitration before an arbitral tribunal consisting of three (3) arbitrators applying the rules of Ontario, Canada under the UNCITRAL Arbitration Rules then in effect and conducted in the English language in Toronto, Ontario, Canada. The decision of any such arbitral tribunal shall be final, unappealable and binding on the Parties. The appointing authority shall be the International Chamber of Commerce (for the purposes of this Article 16, the "**ICC**") in accordance with the rules of the ICC as the appointing authority in UNCITRAL or other ad hoc arbitration proceedings then in effect.

16.3 Mediation via an Independent Expert

Subject to Articles 16.2 and 16.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do so may be referred by either Party to an independent expert whose costs shall be borne equally by the Parties. In such event, the Party that declares to refer the Dispute to an independent expert or qualified mediator shall notify the other Party in writing of its decision whereupon the Parties shall endeavour in good faith to select the independent expert. If the Parties are not able to agree on an independent expert within thirty (30) days after receipt by the other Party of such notification, either Party may request that the independent expert be appointed by the ICC International Centre for Expertise in accordance with the provisions for the appointment as experts under the ICC Rules for Expertise then in effect with such mediation to be conducted in the English language in Toronto, Ontario, Canada. The decision of any independent expert appointed pursuant to this Article 16.3 shall be appealable to an arbitral tribunal appointed in accordance with

the appointment procedures described in Article 16.2, unless the Parties have agreed in writing, prior to any such decision being rendered, that such decision shall be unappealable. In any event, the decision of any independent expert appointed pursuant to this Article 16.3 shall be appealable in the case of fraud or manifest error.

16.4 Continuation of Joint Venture

Notwithstanding anything herein to the contrary, during the pendency of any Dispute and the resolution thereof, the Parties shall continue to operate the Joint Venture.

16.5 Survival

This Article 16 shall survive the termination of this Agreement as necessary to resolve any Disputes arising out of, in connection with or relating to this Agreement and, notwithstanding any such termination, amounts owed under this Agreement by one Party to the other shall be paid in accordance with this Agreement.

ARTICLE 17: WAIVER OF IMMUNITY

17.1 Waiver

To the extent that any of the Parties may in any jurisdiction claim for itself or any of its revenues, assets or properties immunity from service of process, suit, jurisdiction, arbitration or arbitral award, execution, attachment (whether in aid of execution, prior to judgment or award or otherwise) or other legal or judicial process or other remedy, and to the extent that in any such jurisdiction there may be attributed to such Party or any of its revenues, assets or properties, such immunity (whether or not claimed), such Party hereby irrevocably and unconditionally agrees not to claim and hereby irrevocably and unconditionally waives any such immunity to the fullest extent permitted by the laws of such jurisdiction.

17.2 Conclusive and Binding Award

Notwithstanding the provisions of Article 16.3, each of the Parties agrees that the final award against it in any proceedings of the nature referred to in Article 16 shall be conclusive and binding upon such Party and may be enforced in any other courts to the jurisdiction of which such Party is or may be subject by suit on the award, a certified or exemplified copy of which award shall be deemed to be conclusive evidence thereof and of the amount of its liability, or by any other means provided by law.

17.3 Irrevocable Consent

Each of the Parties hereby irrevocably and generally consents in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property,

assets or revenues whatsoever (irrespective of their use or intended use) of any order, judgment or award which may be made or given in such action or proceeding.

17.4 Conclusive Written Evidence

Without limiting any of the foregoing provisions of Article 16.3 and this Article 17, each of the Parties agrees that in any suit, legal action or other proceedings brought in a court of Canada which arises out of or relates to this Agreement, any award which has been obtained against it in accordance with the provisions of Article 16 shall be deemed conclusive written evidence of the existence and the amount of the claim against it.

ARTICLE 18: CHANGES IN CONTROL

18.1 Prior Written Approval

From the Effective Date as well as for the duration of the Joint Venture Term, the Local Partner shall ensure that there is no Change in Control in the Local Partner without the prior written approval of Instadose Pharma, which approval shall not be withheld, provided that no Change in Control results in an immediate breach by the Local Partner under Article 15 of this Agreement.

18.2 No Interruption

Notwithstanding a Change of Control in the Local Partner, the Joint Venture shall continue uninterrupted in accordance with the terms of this Agreement with this Agreement remaining as a valid and legally binding contract between the Parties.

ARTICLE 19: NOTICES

19.1 Form of Notice

Any notice or correspondence to be given under this Agreement shall be in writing, in English, unless otherwise agreed and shall be delivered personally or sent by fax followed by the original delivered by hand.

19.2 Addresses for Notice

The addresses for Notices are as follows:

(a) If to Instadose Pharma:
5500 North Service Road, Suite 301
Burlington, Ontario L7L 6W6
Canada

Attention: Loren S. Greenspoon, Chief Legal Officer
Telephone: 1-905-218-3593 Ext. 120
E-mail: lgreenspoon@instadosepharma.com

(b) If to the Local Partner:

Avenue Paul Soppo Priso 1528
P.O. Box 2513 Douala
Cameroon

Attention: Josh Osih

Telephone:
E-mail:

19.3 A notice sent by one Party to another Party shall be deemed to be received:

(a) on the same day, if delivered by hand; or

(b) on the same day of transmission if sent by e-mail or telefax and if sent by telefax with receipt confirming completion of transmission.

19.4 Either Party may change its nominated address to another address by prior written notice to the other Party.

ARTICLE 20: MISCELLANEOUS

20.1 Primacy of this Agreement

This Agreement shall govern all aspects of, and all contractual relationships relating to, the subject matter hereof. Each Party shall ensure that the execution by such Party after the Effective Date or any other agreement relating to the Joint Venture will not cause such Party to be in breach of its obligations under this Agreement.

20.2 Entire Agreement

(a) Except where expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the Parties in connection with the Joint Venture and supersedes all prior representations, communications, negotiations, and understandings between the Parties concerning the subject matter of this Agreement.

(b) Each of the Parties acknowledges that:

(i) it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made or agreed to by any

person (whether a Party to this Agreement or not) except those expressly contained in or referred to in this Agreement, and the only remedy available in respect of any misrepresentation or untrue statement made to it shall be a remedy available under this Agreement;

(ii) this Article shall not apply to any statement, representation or warranty made fraudulently, or to any provision of this Agreement, which was induced by fraud, for which the remedies available shall be all those available under the law governing this Agreement; and

(iii) in the event of any conflict between this Agreement and any document, contract or agreement in respect of the Joint Venture, the provisions of this Agreement will prevail.

20.3 Confidentiality

(a) Each Party shall keep in confidence all Confidential Information, supplied to it by or on behalf of another Party relating to the Joint Venture and shall not disclose the same in any manner without the prior written consent of the disclosing Party other than (a) in the case of Instadose Pharma, as reasonably necessary to its advisors, consultants, insurers, Sub-contractors for the purpose of seeking financial and other assistance for the purpose of performing its obligations hereunder, (b) as it may necessarily be required to disclose pursuant to the Laws of appropriate Relevant Authorities, (c) as it may reasonably be required to disclose to any independent expert appointed pursuant to Article 16.3 to enable the independent expert to perform its duties hereunder; provided that nothing in this Article 20.3 shall limit a Party's right to use such documents and information in circumstances where this Agreement has been terminated in accordance with Article 16. For the avoidance of doubt, each Party shall be liable for any breach of the confidentiality undertaking contained in this Article 20.3 and the impermissible disclosure of Confidential Information by any of its affiliates, consultants, advisors, or agents.

(b) The Parties understand and agree that no disclosure of any Confidential Information pertaining to the Joint Venture shall be made publicly (whether by press release, website posting, or any other means of disclosure) absent the consent of all of the Parties in writing.

20.4 Variations in Writing

Any and all additions, amendments and variations to this Agreement shall be binding only if legally allowable and formalized in writing and consistent with the original objectives of this Agreement, being signed by a duly authorized representative of each of the Parties and attached to this Agreement.

20.5 **Time and Indulgence**

(a) No waiver by any Party of any default by any other Party in the performance of any of the provisions of this Agreement:

(i) shall operate or be construed as a waiver of any other or further default whether of a like or different character, or

(ii) shall be effective unless in writing duly executed by an authorized representative of such Party.

(b) The failure by any Party to insist on any occasion upon the performance of the terms, conditions and provisions of this Agreement or time or other indulgence granted by one Party to any other shall not thereby act as a waiver of such breach or acceptance of any variation.

(c) Any time or other indulgence allowed by one Party to any other in which to perform its duties and obligations hereunder or to remedy any breach hereof shall not be, and shall not be construed as, a waiver by the Party giving such time or indulgence of any of its rights hereunder. Any such time or indulgence or waiver may be on and subject to such terms and conditions as the Party giving it may specify and shall be without prejudice to that Party's then accrued rights except to the extent expressly varied in such time, indulgence or waiver.

20.6 **Penalties and Interest**

Any Party in default of payment of any amount due hereunder shall pay interest thereon at a rate of three percent (3%) per annum. Such interest shall be computed on a daily basis from the due date until the relevant amount together with accrued interest is fully paid by the defaulting Party.

20.7 **No Third Party Beneficiaries**

This Agreement is made exclusively for the benefit of the Parties, and no third party shall have any rights hereunder or be deemed to be a beneficiary hereof, except as may be expressly provided herein.

20.8 **Severability**

(a) If any provision of this Agreement is or becomes wholly or partly invalid, illegal or unenforceable:

(i) the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected; and

(ii) the Parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that is nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

(b) A replacement provision shall apply as of the date that the replaced provision had become invalid, illegal or unenforceable. If the Parties cannot reach agreement in good faith, any Party may invoke the dispute resolution procedure of Article 16 hereof, and the arbitral tribunal or independent expert, as applicable, shall have the authority to determine a replacement provision that is legally valid and that as nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

20.9 **Language**

(a) All notices, correspondence or other communications between the Parties in respect of this Agreement or otherwise in respect of the Joint Venture shall be in English.

(b) This Agreement is made in the English language. In the event of any conflict between the English language version and any other version hereof, the English language version shall control.

20.10 **Limitation of Liability**

Except to the extent forming part of any indemnities or other payment obligations given or contained in Article 6, no Party shall be liable to any other Party either by way of indemnity or otherwise for any indirect or consequential loss or damage in connection with or arising out of the performance by such Party of its obligations under this Agreement or any failure of such Party to perform such obligations (including, without limitation, loss of use of any of the Joint Venture Facilities, loss of profit or revenue and cost of capital).

20.11 **Exclusive Remedies**

Except as and to the extent specifically set forth in this Agreement, no Party shall be entitled to any other rights to damages or to any other rights under contract, tort, or otherwise in relation to any breach of or default under this Agreement by any other Party.

20.12 **Assignment**

From the Effective Date as well as for the duration of the Joint Venture Term, no Party shall be prohibited from assigning any of its rights under this Agreement without the prior written approval of the other Parties, which approval shall not be withheld, provided that no such assignment results in an immediate breach of this Agreement.

20.13 **Governing Law**

The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed in accordance with the laws of Canada and the Province of Ontario, Canada, without regard to any conflict of law principles or provisions thereof.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the fully authorized representatives of the Parties on the day, month and year first above written.

INSTADOSE PHARMA CORP.

By: ______________________________
Grant F. Sanders, CEO

BLACKBUSH LTD.

BLACKBUSH LTD

By: ______________________________
Josh Osih, President